Exhibit 14.1

Twenty One Capital, Inc.

CODE OF CONDUCT

Adopted and last updated on December 8, 2025

I.	GENERAL INTRODUCTION

Responsible business practices are essential for ensuring long-term competitive performance and profitability. Management culture in Twenty One Capital, Inc. (together with its subsidiaries, the “Company”) is based on our company values: trust in people, total service commitment and sustained profitability.

The Company Code of Conduct (the “Code”) outlines the fundamental requirements and guidelines for how we do business. The Company strives for the highest ethical conduct and with these principles we describe the legal and ethical standards, which we shall maintain towards our customers, business partners, suppliers and personnel and also towards the society and the financial markets in all of the countries where we do business.

Each and every employee irrespective of the position in the organization is expected to promote and comply with this Code of Conduct unless mandatory local or international laws or other valid regulations state otherwise, and to complete all required training relating to this Code and other Company policies.

Should employees have any questions regarding the Code, reach out to the Compliance Officer, or a designated responsible person.

II.	LAWS AND REGULATIONS

The Company is committed to full compliance with applicable national and international laws. This includes, for example, laws and regulations on competition, corporate governance, taxation, financial disclosure, safety, preventing bribery, illicit payments and corruption, employee rights, environmental protection and recognition and protection of company assets, copyrights and other forms of intellectual property.

The Company will be managed with transparency and in accordance with the rules, guidelines and principles of good corporate governance pursuant to the Company’s commitment to its shareholders, partners, clients, suppliers, employees and the community.

III.	FAIR COMPETITION AND COMPLIANCE WITH COMPETITION LAWS

The Company supports and strives for fair competition and is committed to comply with applicable competition laws. The Company will refrain from any activities that might restrain fair competition or raise competition law concerns, for example sharing information on pricing, market shares or other similar non-public information with competitors.

IV.	CONFIDENTIALITY, PERSONAL DATA PROTECTION AND PRIVACY

Confidential information about the Company and its partners, customers, suppliers and personnel must be kept secret and protected against unauthorized access. Employees may not use confidential information that comes to their knowledge as part of their work for personal profit nor disclose confidential information to any unauthorized parties, except for disclosures pursuant to Company’s Whistleblower Policy.

The Company respects the privacy and integrity of its stakeholders and employees and aims to apply strict standards when processing personal data. The Company collects and retains only that personal information which is allowed by law and is appropriate for its effective operations. All personal data collected and held by the Company will be processed fairly, lawfully and carefully and in a way that protects the privacy of our personnel and other individuals.

Employees who are collecting or processing any personal data, responsible for maintaining personal data and those who are provided access to such information must use it only for the purposes and within the limits that have been identified for personal data for each data file. Employees may not disclose personal data in violation of applicable laws or the instructions. Access to personal records is limited to personnel who have appropriate authorization and a clear business need for that information.

V.	PROTECTION AND PROPER USE OF THE COMPANY’S ASSETS

This Code requires all employees to protect the Company’s assets and ensure their efficient use for lawful business purposes. Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees are expected to take measures to prevent damage to and theft or misuse of the Company’s property. When any employee leaves the Company, all property belonging to the Company must be returned. Except as specifically authorized, the Company assets, including equipment, materials, resources and proprietary information, must be used for business purposes only. All employees are expected to protect the Company’s funds and property as he/she would his/her own, guarding against misuse, loss, fraud or theft.

VI.	PROHIBITION AGAINST INSIDER TRADING AND UNLAWFUL DISCLOSURE OF INSIDE INFORMATION

The Company respects and follows relevant securities laws by ensuring that inside information is secure and protected.

Inside information is any information of a precise nature, which has not been made public, relating directly or indirectly, to the Company or any other issuer of publicly traded financial instruments or financial instruments (including shares) issued by the Company or such other issuer, and would, if made public, be likely to have a significant effect on the price of those financial instruments or on the price of related derivative financial instruments. The effect of the inside information on the price of the security or other financial instrument can be positive or negative.

In the course of performing their working duties at the Company, employees may obtain inside information or other non-public information about the Company itself, the Company’s suppliers, customers or other counterparties. Employees are prohibited from buying or selling the Company’s financial instruments or any securities of a publicly traded company or related derivative financial instruments whenever they are in possession of inside information or material nonpublic information regarding or concerning the Company or that company, as the case may be. Passing such information on to someone who may buy or sell securities or recommending that they buy or sell securities on the basis of such information – known as “tipping” – is also prohibited, as is any disclosure of inside information, except where the disclosure is allowed under applicable laws.

For more information, consult the Company’s Insider Trading Policy.

VII.	KNOW YOUR CUSTOMER AND VENDOR (“KYC”)

The Company has also adopted a KYC procedure to help make sure that it only does business with firms and individuals that share its standards for compliance and integrity.

Employees must refuse to do business with and provide no assistance to those who engage in illegal conduct related to the Company’s goods or have failed to pass the KYC procedure outlined in the Company’s Anti-Money Laundering Policy, and employees are required to report any violations of the KYC procedure to the Compliance Officer, or a designated responsible person, or the confidential reporting channel at https://irdirect.net/XXI/whistleblower_iframe/ or Hotline number 800-916-7037 with a reference to the Company identifier code of 994. All employees are required to familiarize themselves with and abide by the KYC procedure.

VIII.	ECONOMIC SANCTIONS AND EMBARGOS

The Company complies with all national and international sanctions applicable to its business. To this effect, the Company conducts appropriate diligence in respect of its obligations under applicable sanctions lists. Employees must not transact with individuals and entities appearing on sanctions lists screened by the Company.

IX.	COMPUTER AND COMMUNICATION RESOURCES

The Company’s computer and communication resources, including computers, smartphones, voicemail, chat and e-mail, provide substantial benefits, but they also present significant security and liability risks to employees and the Company. It is extremely important that employees take all necessary measures to secure their computers and all electronic devices with passwords and other relevant measures. This applies also to situations where an employee uses his or her own devices to access or store the Company information. All sensitive, confidential or restricted electronic information must be password protected.

If employees have any reason to believe that their password or the security of a the Company computer, smartphone or communication resource or personal device used to access or store the Company information has been compromised, they must change their password immediately and report the incident to the Company’s IT department, or a designated responsible person, as applicable.

When employees are using the Company’s resources to send e-mail, voicemail or instant messages or to access Internet services, they are acting as a representative of the Company. Any improper use of these resources may damage the Company’s reputation and expose them and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by employees to conduct the Company’s business. Incidental and occasional personal use of e-mail and telephones is permitted. Private messages may not be sent with illegal, unauthorized or unethical intentions, nor may this kind of messages include any illegal content or breach third-party rights. It is recommended that private messages are saved in a separate folder, which is recognizable by its title as consisting of private messages. This applies to both incoming and outgoing messages.

X.	FINANCIAL REPORTING

The Company has uniform, generally accepted accounting principles standards and definitions that are followed in the financial accounting and reporting by all units. Group consolidated financial statements are done in accordance with U.S. GAAP.

The Company provides its stakeholders with information on its status and performance simultaneously and with the same content, transparently and openly, without preference or favor for any group or individual and in compliance with the law, the stock exchange regulations and the accepted practices of the equities market.

XI.	THE COMPANY BOOKS AND RECORDS

The Company must record its financial activities in compliance with all applicable laws and accounting practices. All transactions are to be properly authorized, and accurately and completely recorded. The making of false or misleading entries, records or documentation is strictly prohibited. Employees must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

If an employee is aware or suspects anyone falsifying the Company’s books and records, the employee must report this immediately to his/her immediate manager and the the Compliance Officer, or a designated responsible person, or the confidential reporting channel. Concealing information from management or from internal or external auditors can cause serious damage to the Company.

XII.	RECORD RETENTION

The Company is committed to complying with applicable laws and regulations relating to the preservation of records. All records are to be maintained, at a minimum, for the period of time required by such laws and regulations. Records which are critical for the Company’s business, including corporate records, originals of contracts, etc. must be identified and stored in a secure location on the Company’s premises.

If an employee learns of a subpoena or a pending or contemplated litigation or government investigation, the employee must retain and preserve all records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until he/she is advised by the Compliance Officer, or a designated responsible person, as to how to proceed. Any physical destruction of documents must be authorized by the Compliance Officer, or the designated responsible person.

XIII.	HUMAN RIGHTS

The Company supports and respects the protection of human rights as defined in the UN Declaration of Human Rights. The Company promotes freedom from any discrimination based for example on race, nationality, sex, religion and age, and works for equal opportunities throughout the Group.

The Company upholds the freedom of association and the effective recognition of the right to collective bargaining. The Company does not accept the use of child or forced labor. Nor does the Group tolerate working conditions that are in conflict with international laws and practices. We expect our entire supplier network to engage in business practices that are in line with our principles.

XIV.	EQUAL OPPORTUNITIES AND NON-DISCRIMINATION

The Company is an equal opportunity employer in hiring and promoting practices, benefits and wages. the Company will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment. Employees are entitled to equal opportunity and equal treatment based on merit.

The Company will not tolerate the use of discriminatory language, nor any other remarks, jokes, or conduct that create or foster an offensive or hostile work environment.

XV.	SEXUAL AND OTHER FORMS OF HARASSMENT

The Company strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where appropriate, punish behavior that constitutes harassment.

Any conduct which constitutes moral or physical harassment, or any other form of abuse of power, is equally prohibited.

XVI.	HEALTH AND SAFETY

The Company strives to offer its employees an interesting and challenging working environment where openness, respect, trust and equal opportunities prevail. The company continuously develops a safe and hazard-free workplace for its employees, contractors and others working in different parts of our organization.

XVII.	CONFLICTS OF INTEREST

The Company employees must avoid all situations where their personal interests may conflict with those of the Company and the Company’s stakeholders. This means, for instance, that the employees are not allowed to accept or provide a personal gift, hospitality or entertainment, except for personal gifts or entertainment of nominal value not exceeding reasonable and customary standards of hospitality. Should there be any doubt that the acceptance of a gift or favor may lead to a possible conflict of interest, the employee must clarify the situation with the Compliance Officer, or a designated responsible person in advance. The Company does not provide financial support to political parties or other political organizations or to individual candidate’s election campaigns.

Particular care should be taken if an employee or an affiliated person has a direct or indirect interest in a company or is able to exercise influence over a company with whom the Company does business or which competes with the Company. For the purposes of this Code, “affiliated person” means a spouse, domestic partner or significant other, child, parent, sibling, cousin, close personal friend or any other person (including nominees) who may act on the employee’s behalf. For example, a conflict of interest can also arise when one relative is directly subordinate to another.

Employees owe a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises. If employees learn of a business or investment opportunity in which the Company may be interested or which is otherwise within its sphere of business activities, including through the use of corporate property or information or the employee’s position in the Company, such as from a competitor or actual or potential customer, supplier or business associate of the Company, employees may not pursue or participate in the opportunity without the prior written approval of the Compliance Officer, or a designated responsible person. Employees may not use corporate property or information, or their position at the Company for improper personal gain, and employees may not compete with the Company. Notwithstanding the foregoing, any conduct expressly permitted by, or duly authorized in accordance with, the Company’s Certificate of Formation (as amended from time to time) shall be permitted under this Policy and shall not constitute a violation of this Section XVII.

XVIII.	CORRUPTION OR BRIBERY

The Company is committed to work against corruption in all its forms, including extortion and bribery. the Company or its employees must not accept, make, seek or offer bribes or monetary advantages of any kind. This includes money, benefits, entertainment or services or any material benefit to or from public officials or other business partners, which are given with the intent of gaining improper business or personal gain. The Company does not accept participation in or support money-laundering under any circumstances.

XIX.	SUPPLIERS AND SUBCONTRACTORS

The Company expects its suppliers and subcontractors to conduct their business in compliance with the same high legal, ethical, environmental and employee related principles that the Company itself applies. These principles are of high importance when establishing or conducting business relationships. The Company promotes the application of these principles among its suppliers or subcontractors and aims to monitor their actions in this respect.

XX.	RELATIONS WITH THE MEDIA

Only official Company spokespersons or employees specifically authorized by the Chief Executive Officer, the Chief Financial Officer, or the General Counsel may speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative or about the Company business. Requests for financial information about the Company from the financial community or shareholders should be referred to the Chief Financial Officer or the General Counsel, or a designated responsible person. Requests for financial information or other information about the Company from the media, the press, or the public should be referred to Chief Financial Officer or the General Counsel or a designated responsible person.

The information given to the media and disseminated publicly must be informative and true in nature.

Any public information generated and communicated by the Company must comply with all applicable laws and regulations. Any public financial information on the Company must completely, accurately and reliably present the financial situation of the Company at the relevant date or period, having been prepared within the applicable timeframe.

The Company observes a blackout period prior to the publication of its financial statements and interim reports starting at the end of the quarter in question. During blackout periods, subject to the Company’s External Communications and Regulation FD Policy, the Company may still issue press releases and authorized persons may still communicate with third parties as long as such communications do not disclose financial information, results, or projections that have not been publicly disseminated, and authorized persons may also discuss publicly disseminated information so long as it does not serve to “update” any previously-disclosed projections about the Company’s financial performance.

For more information, consult the Company’s External Communications and Regulation FD Policy.

XXI.	IMPLEMENTATION

This Code of Conduct has been approved by the Company Board of Directors. The principles are applicable within the entire Company Group and in all areas of the Company’s business. Both the Group’s management and its employees must follow the standards set in these principles without any exceptions. The Company ensures that these principles are effectively communicated to all employees and requires that they are adopted and put into practice by everyone. When necessary, the Company Code of Conduct is complemented by more detailed principles and instructions.

The Company will provide onboarding, annual and periodic training on this Code and related policies proportionate to employees’ roles and responsibilities. All employees are required to complete all assigned training within the specified deadlines and to refresh such training when requested. Failure to complete required training may result in disciplinary action and may be taken into account in performance evaluations. Managers are responsible for supporting and monitoring training completion within their teams.

With any concerns or questions about the compliance or interpretation of this Code of Conduct or potential violations of these principles, the Compliance Officer, or a designated responsible person should be contacted. The Compliance Officer or a designated responsible person, is responsible for judging the seriousness of any possible violation and deciding on possible further actions. Employees must always feel free to discuss all possible questions or potential violations regarding these principles with the management. Preventing an employee from reporting misconduct of these principles is prohibited, as discussed in the “Speaking Up and Non-Retaliation” section below.

XXII.	SPEAKING UP AND NON-RETALIATION

The Company encourages a culture where everyone feels responsible for speaking up about potential misconduct. Employees are expected to promptly raise questions and concerns about any suspected violation of this Code, other Company policies, or applicable laws and regulations.

Concerns may be raised with your manager, the Compliance Officer, a designated responsible person, or through the Company’s confidential reporting channel, which permits reports to be made anonymously where permitted by law at https://irdirect.net/XXI/whistleblower_iframe/ or using hotline number 800-916-7037 with a reference to the Company identifier code of 994. The Company will not attempt to discern the identity of an anonymous whistleblower.

The Company strictly prohibits retaliation against any person who, in good faith, seeks advice, raises a concern, or reports suspected misconduct, or who cooperates in an investigation. Any form of retaliation is itself a serious violation of this Code and may result in disciplinary action.

XXIII.	MONITORING AND REPORTING

The Audit Committee will review this Code annually and propose changes to the Code when necessary for Audit Committee and Board approval.

The internal audit team and management will audit conduct under this policy in the Company Group. The internal audit team and senior management will report the results and relevant findings of any audits carried out to the Audit Committee of the Company Board of Directors. Furthermore, all notices of suspected incidents (made either in person or through the confidential reporting channel) will be properly investigated by the internal audit team and findings are reported to the Audit Committee of the Company Board of Directors.